EXHIBIT 99.1

AMEX Accepts Matritech’s Plan to Regain Compliance with Continued Listing Standards

NEWTON, Mass. (December 11, 2006) - Matritech (Amex: MZT), a leading marketer and developer of protein-based diagnostic products for the early detection of cancer, today announced that the American Stock Exchange (AMEX) has accepted the Company’s plan to regain compliance with continued listing standards of AMEX. Matritech’s proposed plan was submitted in response to a letter from AMEX dated September 21, 2006 in which AMEX informed the Company that it was not in compliance with certain continued listing standards, specifically, Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two of its three most recent fiscal years, Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years, and Section 1003(a)(iii) with shareholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years. The Company was afforded the opportunity to submit a plan of compliance and it did so on October 23, 2006.

On December 8, 2006, AMEX notified the Company that it has completed its review of the Company’s proposed plan of compliance and supporting documentation and has determined that the plan makes a reasonable demonstration of the Company’s ability to regain compliance with the continued listing standards by the end of the plan period. Therefore, AMEX is continuing the Company’s listing pursuant to an extension. The targeted completion date to regain compliance with the continued listed standards is March 21, 2008. The Company will be subject to periodic review by AMEX during the plan period. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the plan period could result in the Company being delisted from AMEX.

About Matritech
Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22® BladderChek® Test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to 14 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22® Test Kit and NMP22® BladderChek® Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements in this press release including those related to the Company’s expectations regarding the continued listing of its common stock and the future course of actions and proceedings at the American Stock Exchange, are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s plan will be accepted by the American Stock Exchange or that the Company will be able to make progress consistent with the plan if it is accepted. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

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Contact:
Kathleen O'Donnell
617-928-0820 x270